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EXHIBIT 23.5

                                    CONSENT

    We hereby consent to the use of our opinion letter dated September 10, 1999, addressed to the Board of Directors of Northern Bank of Commerce, included as Appendix D to the joint proxy statement which forms part of the Registration Statement on Form S-4 filed by Cowlitz Bancorporation with respect to the proposed merger of Northern Bank of Commerce into Cowlitz Bancorp's wholly-owned subsidiary, Cowlitz Bank, and we consent to the references to such opinion letter in such joint proxy statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

D.A. DAVIDSON & CO.

     /s/ Daren Shaw
     -----------------------------------------
By: Daren Shaw

Dated: November 23, 1999